Exhibit 99.1

11975 El Camino Real, Suite 300	Phone: +1-858-222-8041
San Diego, CA 92130	Fax: +1-858-866-0482

NOT FOR IMMEDIATE RELEASE

APRICUS BIOSCIENCES ANNOUNCES PROPOSED PUBLIC OFFERING OF COMMON STOCK AND WARRANTS

SAN DIEGO, CA, February 8, 2012 (GLOBE NEWSWIRE) — Apricus Biosciences, Inc. (“Apricus Bio” or the “Company”) (Nasdaq:APRI) today announced that it intends to offer units consisting of shares of common stock and warrants in an underwritten public offering. The Company also expects to grant the underwriters a 30-day option to purchase additional shares of common stock to cover over-allotments, if any. Lazard Capital Markets LLC is acting as sole book-running manager for the offering. While the offering is expected to price before 9:30 am EDT on February 9, 2012, the offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

A registration statement relating to the units issued in the offering has been filed with, and declared effective by Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement, as well as a final prospectus supplement, relating to the offering will be filed with the SEC, each of which will form a part of the effective registration statement. When available, copies of the preliminary and final prospectus supplements relating to these securities may be obtained by visiting the SEC’s website at www.sec.gov or from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Apricus Biosciences, Inc.

Apricus Bio is a San Diego-based specialty pharmaceutical company, with commercial products and a broad pipeline across numerous therapeutic classes.

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Apricus Bio Investor Relations:

David Pitts

Argot Partners

212-600-1902

david@argotpartners.com